Code of Ethics

The following Code of Ethics is in effect for the Registrant:

                         The  Fund  has  adopted  the  following   standards  in
                    accordance with the requirements of Form-CSR adopted by the Securities and Exchange Commission pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct, including handling of actual or apparent conflicts of interest between personal and professional relationships;
                    2) full, fair accurate, timely and understandable disclosure in reports and documents that a fund files with or submits to the Commission and in other public communications made by the fund; 3) compliance with applicable governmental laws, rules and regulations; 4) the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and 5) accountability for adherence to the Code. These provisions shall apply to the principal executive officer or chief executive officer and treasurer ("Covered Officers") of the Fund.

                    1. It is the responsibility of Covered Officers to foster, by their words and actions, a corporate culture that encourages honest and ethical conduct, including the ethical resolution of, and appropriate disclosure of conflicts of interest. Covered Officers should work to assure a working environment that is characterized by respect for law and compliance with applicable rules and regulations.

                    2. Each Covered Officer must act in an honest and ethical manner while conducting the affairs of the Fund, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Duties of Covered Officers include:

                           o        Acting with integrity;
                           o        Adhering to a high standard of business
                                    ethics;
                           o Not using personal influence or personal relationships to improperly influence investment decisions or financial reporting whereby the Covered Officer would benefit personally to the detriment of the Fund;

                    3. Each Covered Officer should act to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with or submits to, the Securities and Exchange Commission and in other public communications made by the Fund.

                           o        Covered Officers should familiarize
                                    themselves with disclosure requirements
                                    applicable to the Fund and disclosure
                                    controls and procedures in place to meet these requirements.

                           o        Covered Officers must not knowingly
                                    misrepresent, or cause others to
                                    misrepresent facts about the Fund to others, including the Fund's auditors, independent directors, governmental regulators and self-regulatory organizations.

                    4. Any existing or potential violations of this Code should be reported to The Capital Group Companies' Personal Investing Committee. The Personal Investing Committee is authorized to investigate any such violations and report their findings to the Chairman of the Audit Committee of the Fund. The Chairman of the Audit Committee may report violations of the Code to the Board of Directors or other appropriate entity including the Audit Committee, if he or she believes such a reporting is appropriate. The Personal Investing Committee may also determine the appropriate sanction for any violations of this Code, including removal from office, provided that removal from office shall only be carried out with the approval of the Board of Directors.

                    5. Application of this Code is the responsibility of the Personal Investing Committee, which shall report periodically to the Chairman of the Audit Committee of the Fund.

                    6. Material amendments to these provisions must be ratified by a majority vote of the Board of Directors. As required by applicable rules, substantive amendments to the Code must be filed or appropriately disclosed.